Exhibit 1

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months
                                                            Ended
                                                        March 31, 1999
                                                        --------------

Net income                                                $  311,197
                                                          ----------

Weighted average common shares outstanding                 3,753,893

Common stock equivalents due to dilution effect
 of stock options                                               None

Total weighted average common shares and
 equivalents outstanding                                   3,753,893

Basic earnings per common share                           $     0.08
                                                          ==========

Diluted earnings per common share                         $     0.08
                                                          ==========